Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Net Income of $0.07 per Diluted Share for the Fourth Quarter
and $0.36 per Diluted Share for the Full Year

Normalized FFO of $0.30 per Diluted Share for the Fourth Quarter
and $1.03 per Diluted Share for the Full Year

Company Introduces 2019 Full-Year Normalized FFO Guidance of $1.11 to $1.17 per Diluted Share

VIRGINIA BEACH, VA, February 7, 2019 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2018 and provided an update on current events.

Highlights include:

•
Net income of $4.9 million, or $0.07 per diluted share, for the quarter ended December 31, 2018 compared to net income of $5.8 million, or $0.09 per diluted share, for the quarter ended December 31, 2017. Net income of $23.5 million, or $0.36 per diluted share, for the year ended December 31, 2018 compared to net income of $29.9 million, or $0.50 per diluted share, for the year ended December 31, 2017.

•
Normalized Funds From Operations (“FFO”) of $20.2 million, or $0.30 per diluted share, for the quarter ended December 31, 2018 compared to Normalized FFO of $14.5 million, or $0.23 per diluted share, for the quarter ended December 31, 2017. Normalized FFO of $66.5 million, or $1.03 per diluted share, for the year ended December 31, 2018 compared to Normalized FFO of $59.3 million, or $0.99 per diluted share, for the year ended December 31, 2017.

•
FFO of $17.1 million, or $0.26 per diluted share, for the quarter ended December 31, 2018 compared to FFO of $15.1 million, or $0.24 per diluted share, for the quarter ended December 31, 2017. FFO of $64.3 million, or $0.99 per diluted share, for the year ended December 31, 2018 compared to FFO of $59.7 million, or $0.99 per diluted share, for the year ended December 31, 2017.

•
Introduced 2019 full-year Normalized FFO guidance in the range of $1.11 to $1.17 per diluted share, as set forth in the presentation that can be found on the Investors page of the Company's website at www.ArmadaHoffler.com. The Company's executive management will provide further details regarding its 2019 earnings guidance during today's webcast and conference call.

•	Core operating property portfolio occupancy at 95.8% as of December 31, 2018 compared to 94.2% as of December 31, 2017.

•	Same Store Net Operating Income ("NOI") for both the quarter and the year ended December 31, 2018 increased on a GAAP and on a cash basis compared to the quarter and the year ended December 31, 2017.

•
Positive releasing spreads on office renewals during the fourth quarter of 5% on a GAAP basis and 1% on a cash basis. Positive releasing spreads on retail renewals during the fourth quarter of 5% on a GAAP basis and 3% on a cash basis.

•	Completed the sale of the new build-to-suit distribution facility in Richmond, Virginia for $25.9 million, representing a profit of over 15% based on total development and construction costs.

•	Sold our at-cost purchase option to the developer of The Residences at Annapolis Junction for $5.0 million and received $11.1 million as partial repayment on the Company’s outstanding mezzanine loan.

•	Added $153 million in new contracts to third-party construction backlog during the quarter ended December 31, 2018.

•
Raised $5.9 million of gross proceeds through our at-the-market equity offering program at an average price of $15.05 per share during the quarter ended December 31, 2018. Raised $66.5 million of gross proceeds through our at-the-market equity offering program at an average price of $14.39 per share during the year ended December 31, 2018.

•
Closed on our initial investment in the office, retail, and apartment components of The Interlock, a new mixed-use development in West Midtown Atlanta. The Company has agreed to invest up to $65 million of principal through a mezzanine loan on the commercial office and retail portions of the project as well as another $23 million of principal through a mezzanine loan on the multifamily apartment component of the project. In addition to providing development services, the Company will also serve as the general contractor for the majority of the project.

•
Closed on our investment in Nexton Square, a new open-air lifestyle center under construction in Summerville, South Carolina. The Company has agreed to invest approximately $15 million of principal through a mezzanine loan as well as provide construction management and development services to the project. The Company also holds a below market option to purchase the project upon completion.

Commenting on the Company's results and 2019 outlook, Louis Haddad, President & CEO, said, "At the beginning of the year, we said that 2018 would yield respectable year-over-year per share earnings growth while setting the stage for significantly higher earnings in 2019. We believe that we are delivering on these promises with over 4% earnings growth in 2018 and a projected increase of over 10% in 2019. More importantly, with over a half billion dollars in various stages of development, we believe that our Company is poised for continued growth over the next few years."

Financial Results

The fourth quarter changes in net income, Normalized FFO, and FFO as compared to the fourth quarter of 2017 were positively impacted by higher interest income from mezzanine lending activities, higher property operating income due to acquisitions and developments, and the gain on the sale of the build-to-suit distribution facility (a non-operating property sale). Fourth quarter changes in net income and FFO were negatively impacted by changes in the fair value of interest rate derivatives.

Full year changes in net income, Normalized FFO, and FFO as compared to 2017 were positively impacted by higher interest income from mezzanine lending activities, higher property operating income due to acquisitions and developments, and the gain on the sale of the build-to-suit distribution facility (a non-operating property sale), and were negatively impacted by lower construction segment gross profits and higher interest expense. Full year net income and FFO were negatively impacted by mark-to-market losses on interest rate derivatives. The full year change in net income was negatively impacted by lower gains on operating real estate dispositions.

Operating Performance

At the end of the fourth quarter, the Company’s office, retail and multifamily core operating property portfolios were 93.3%, 96.2%, and 97.3% occupied, respectively.

Total construction contract backlog was $165.9 million at the end of the year.

Balance Sheet and Financing Activity

As of December 31, 2018, the Company had $701 million of total debt outstanding, including $126 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 50% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of December 31, 2018. After considering LIBOR interest rate caps with strike prices at or below 275 basis points, as of December 31, 2018, 100% of the Company’s debt was fixed or hedged.

Outlook

The Company is introducing its 2019 full-year Normalized FFO guidance in the range of $1.11 to $1.17 per diluted share, as set forth in the presentation that can be found on the Investors page of the Company's website at www.ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2019. The Company's executive management will provide further details regarding its 2019 earnings guidance during today's webcast and conference call.

Full-year 2019 Guidance [1]	Expected Ranges
Total NOI	$93.7M	$94.6M
Construction Segment Gross Profit	$4.9M	$5.7M
Mezzanine Interest Income (Net of Interest Expense) [2]	$16.0M	$16.5M
G&A Expenses	$10.8M	$11.5M
Interest Expense (Net of Mezzanine Interest Expense)	$25.5M	$26.5M
Normalized FFO per diluted share [3]	$1.11	$1.17

[1] Includes the following assumptions:

•	Sale of grocery-anchored shopping center with expected proceeds of approximately $25 million in the fourth quarter of 2019.

•	Acquisition of 79% partnership interest of 1405 Point apartments in the second quarter of 2019.

•	Acquisition of the commercial component of One City Center from the joint venture in the first quarter of 2019.

•	Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates ending the year at 2.57%.

•	Opportunistic sale of approximately $50 million through the ATM program, for full year weighted average shares outstanding of 69.3 million.

[2] Includes $4.5 million of Annapolis Junction purchase option proceeds.

[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 7, 2019 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, March 7, 2019 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13685611.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook, guidance and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”).  Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs), impairment of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nariet’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development, and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments on interest rate derivatives, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2018	2017
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,037,917	$910,686
Held for development	2,994	680
Construction in progress	135,675	83,071
Accumulated depreciation	(188,775)	(164,521)
Net real estate investments	987,811	829,916

Real estate investments held for sale	929	—
Cash and cash equivalents	21,254	19,959
Restricted cash	2,797	2,957
Accounts receivable, net	19,016	15,691
Notes receivable	138,683	83,058
Construction receivables, including retentions	16,154	23,933
Construction contract costs and estimated earnings in excess of billings	1,358	245
Equity method investments	22,203	11,411
Other assets	55,177	55,953
Total Assets	$1,265,382	$1,043,123

LIABILITIES AND EQUITY
Indebtedness, net	$694,239	$517,272
Accounts payable and accrued liabilities	15,217	15,180
Construction payables, including retentions	50,796	47,445
Billings in excess of construction contract costs and estimated earnings	3,037	3,591
Other liabilities	46,203	39,352
Total Liabilities	809,492	622,840
Total Equity	455,890	420,283
Total Liabilities and Equity	$1,265,382	$1,043,123

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Revenues
Rental revenues	$30,731	$27,654	$116,958	$108,737
General contracting and real estate services revenues	12,705	32,643	76,359	194,034
Total revenues	43,436	60,297	193,317	302,771

Expenses
Rental expenses	7,173	6,353	27,222	25,422
Real estate taxes	2,995	2,731	11,383	10,528
General contracting and real estate services expenses	12,154	32,002	73,628	186,590
Depreciation and amortization	11,260	9,303	39,913	37,321
General and administrative expenses	3,339	2,673	11,431	10,435
Acquisition, development and other pursuit costs	190	171	352	648
Impairment charges	1,518	60	1,619	110
Total expenses	38,629	53,293	165,548	271,054
Gain on real estate dispositions	4,254	—	4,254	8,087
Operating income	9,061	7,004	32,023	39,804

Interest income	3,577	2,111	10,729	7,077
Interest expense	(5,540)	(4,157)	(19,087)	(17,439)
Equity in income of unconsolidated real estate entities	372	—	372	—
Loss on extinguishment of debt	—	(50)	(11)	(50)
Change in fair value of interest rate derivatives	(2,207)	827	(951)	1,127
Other income (loss)	155	(23)	388	131
Income before taxes	5,418	5,712	23,463	30,650
Income tax benefit (provision)	(523)	56	29	(725)
Net income	4,895	5,768	23,492	29,925
Net income attributable to noncontrolling interests	(1,253)	(1,616)	(6,289)	(8,878)
Net income attributable to stockholders	$3,642	$4,152	$17,203	$21,047

Net Income per basic and diluted share and unit	$0.07	$0.09	$0.36	$0.50

Weighted average shares and units outstanding	66,836	62,427	64,754	60,181

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net income	$4,895	$5,768	$23,492	$29,925
Depreciation and amortization (1)	11,525	9,303	40,178	37,321
Gain on operating real estate dispositions (2)	(833)	—	(833)	(7,595)
Impairment of real estate assets	1,502	—	1,502	—
Funds From Operations (FFO)	$17,089	$15,071	$64,339	$59,651
Acquisition, development, and other pursuit costs	190	171	352	648
Impairment of intangible assets and liabilities	16	60	117	110
Loss on extinguishment of debt	—	50	11	50
Change in fair value of interest rate derivatives	2,207	(827)	951	(1,127)
Severance related costs	688	—	688	—
Normalized FFO	$20,190	$14,525	$66,458	$59,332
Net income per diluted share and unit	$0.07	$0.09	$0.36	$0.50
FFO per diluted share and unit	$0.26	$0.24	$0.99	$0.99
Normalized FFO per diluted share and unit	$0.30	$0.23	$1.03	$0.99
Weighted average shares and units outstanding-Diluted	66,836	62,427	64,754	60,181

(1) The adjustment for depreciation and amortization includes depreciation attributable to the Company's investment in One City Center, which is an unconsolidated real estate investment.
(2) The adjustment for gain on operating real estate dispositions for the three months and year ended December 31, 2018 excludes the gain on the River City industrial development project because this project was sold before being placed into service. Additionally, the adjustment for gain on real estate dispositions for the year ended December 31, 2017 excludes the gain on the land outparcel at Sandbridge Commons because this was a non-operating parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684